UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2017

Xcerra Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	000-10761	04-2594045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 University Avenue		02062
Norwood, Massachusetts (Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 7, 2017, Xcerra Corporation, a Massachusetts corporation (“Xcerra” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Unic Capital Management Co., Ltd., a Chinese company (“Parent”), and China Integrated Circuit Industry Investment Fund Co., Ltd., a Chinese company (“Sponsor”), providing for the merger of a wholly owned subsidiary of Parent (“Merger Sub”) with and into Xcerra (the “Merger”), with Xcerra surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger Agreement was unanimously approved by Xcerra’s Board of Directors (the “Board”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Xcerra’s common stock, par value $0.05 per share (the “Company Common Stock”), that is outstanding immediately prior to the Effective Time (excluding any shares owned by Xcerra, Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub (which will be cancelled) and any shares with respect to which appraisal rights have been properly exercised under Massachusetts law) will be cancelled and automatically converted into the right to receive $10.25 in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each Company restricted stock unit that is outstanding and either (A) vests at the Effective Time or (B) is held by a non-employee member of the Board (each a “Vested RSU”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Company restricted stock unit immediately prior to the Effective Time by (y) the Merger Consideration (the “Restricted Stock Unit Consideration”). The Company shall pay each holder of a Vested RSU the Restricted Stock Unit Consideration on either (i) the first regulatory scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

Each Company restricted stock unit that is outstanding and unvested as of the Effective Time and not described in the immediately preceding sentence (each, an “Unvested RSU”) shall be converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common stock represented by such Unvested RSU immediately prior to the Effective Time by (y) the Merger Consideration (the “Unvested RSU Consideration”). The Unvested RSU Consideration will be subject to the same vesting terms and conditions applicable to the Unvested RSU immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, and payment of the Unvested RSU Consideration shall be made on the vesting dates applicable to the Unvested RSU immediately prior to the Effective Time.

Effective immediately prior to the Effective Time, the performance-based vesting of each Company restricted stock unit that remains outstanding as of immediately prior to the Effective Time (each, a “Performance-Based RSU”) shall be accelerated in full with all performance conditions being deemed achieved at 100% and each such Performance-Based RSU shall be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Performance-Based RSU immediately prior to the Effective Time by (y) the Merger Consideration (the “Performance-Based RSU Consideration”). The Performance-Based RSU Consideration will be subject to the same time-based vesting terms and conditions applicable to the Performance-Based RSU immediately prior to the Effective Time and shall be paid on the time-based vesting dates applicable to such Performance-Based RSU immediately prior to the Effective Time.

Concurrently with the execution of the Merger Agreement, Parent has delivered to the Company (i) an equity commitment letter (the “Equity Commitment Letter”) issued to Parent by Sponsor, pursuant to which, subject to the conditions contained in the Equity Commitment Letter, Sponsor commits to subscribe for equity securities of Parent with an aggregate purchase price of RMB1.5 billion (equivalent to approximately $217 million based on the prevailing exchange rate as of April 7, 2017) and (ii) a debt commitment letter (the “Debt Commitment Letter”) issued to Parent by Sino IC Leasing Co., Ltd. (“Lender”) pursuant to which Lender has committed to loan to Parent the lesser of (A) RMB2.76 billion (equivalent to approximately $400 million based on the prevailing exchange rate as of April 7, 2017) and (B) the difference of (1) the RMB equivalent of the aggregate payment obligations of Parent under the Merger Agreement less (2) RMB1.5 billion. The obligations of Sponsor and Lender to provide the financing under the Equity Commitment Letter and Debt Commitment Letter, respectively, are subject to the satisfaction or waiver at the closing of the Merger of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement.

The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of holders of two-thirds of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The obligations of the parties to consummate the Merger are also subject to the satisfaction (or waiver, if applicable) of various customary conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) filings and approvals with or by certain governmental authorities, including governmental authorities in the People’s Republic of China (“PRC”) and Taiwan, (iii) review and clearance by the Committee on Foreign Investment in the United States, (iv) the absence of certain governmental orders prohibiting the Merger, (v) the accuracy of the representations and warranties of each party contained in the Merger Agreement (subject to certain materiality qualifications) and (vi) each party’s compliance with or performance of the covenants and agreements in the Merger Agreement in all material respects.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to carry on its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger, (ii) not to engage in specified types of transactions or take certain actions during the interim period unless consented to in writing by Parent, (iii) to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and (iv) subject to certain exceptions, not to withhold or withdraw (or qualify or modify in a manner adverse to Parent) the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for alternative acquisition proposals that the Board determines either constitute or would reasonably be expected to lead to a Superior Proposal; provided, however, that the Merger Agreement contains a go-shop provision that allows the Company and its representatives to solicit alternative acquisition proposals and share non-public information with third parties for the purpose of soliciting alternative acquisition proposals, in each case, during the 35-day period commencing upon execution of the Merger Agreement and ending on May 12, 2017 (the “Go-Shop Period”) and subject to compliance with certain qualifications and notice and information rights of Parent.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, including in connection with the Company’s entry into a definitive agreement providing for the consummation of a Superior Proposal as permitted under the Merger Agreement, the Company will be required to pay Parent a termination fee of $22.8 million (the “Company Termination Fee”); provided, that the Company Termination Fee payable by the Company for termination of the Merger Agreement to enter into a definitive agreement with respect to an acquisition proposal received during the Go-Shop Period shall be $14.25 million.

The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee of $22.8 million (the “Parent Termination Fee”). The Parent Termination Fee will become payable from Parent to the Company if the Merger Agreement is terminated by the Company in the event that (i) Parent breaches its representations and warranties or covenants such that the applicable closing condition regarding representations and warranties or performance of covenants would not be satisfied (subject to specified cure rights), (ii) all of Parent’s conditions to closing are satisfied or waived and Parent has failed to consummate the Merger, (iii) the Merger is not consummated by the Termination Date (as defined in the Merger Agreement) and, at such time, all conditions to the Merger have been satisfied other than those resulting from any failure to obtain certain required approvals from governmental authorities in the PRC or (iv) any governmental authority in the PRC shall have enacted, issued or promulgated any law or order making the Merger illegal or otherwise preventing the consummation of the Merger; provided, that the Parent Termination Fee payable by Parent as a result of termination of the Merger Agreement under the circumstances described in clauses (iii) and (iv) is equal to $14.25 million. Pursuant to the Merger Agreement, on or before April 12, 2017, Parent shall deliver to the Company a letter of guarantee (the “Letter of Guarantee”) from the Bank of Beijing Co., Ltd. (the “Bank of Beijing”) in favor of Test Solutions (Suzhou) Co., Ltd., a wholly owned subsidiary of the Company (“Test Solutions”), pursuant to which, upon the termination of the Merger Agreement in circumstances requiring the payment of the Parent Termination Fee, and upon delivery of written instructions to the Bank of Beijing in accordance with the terms of the Letter of Guarantee, the Bank of Beijing will pay to Test Solutions RMB98,315,025 (equivalent to approximately $14.25 million based on the prevailing exchange rate as of April 7, 2017) in satisfaction, or partial satisfaction, as applicable, of the Parent Termination Fee.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent or any of their respective subsidiaries or affiliates. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, were made only for purposes of the Merger Agreement, and are qualified by information in a confidential disclosure letter provided by the Company to Parent in connection with the signing of the Merger Agreement. This confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as a characterization of the actual state of facts about the Company or Parent or any of their respective subsidiaries.

Item 5.03 Amendments to Article of Incorporation or Bylaws; Change in Fiscal Year

At a meeting of the Board held on April 7, 2017, the Board approved and adopted, effective as of such date, an amendment (the “Amendment”) to the By-Laws of the Company (the “Bylaws”) to add a new Article IX thereto that provides for a state or federal court in the Commonwealth of Massachusetts to be the sole and exclusive forum (unless the Company consents to the selection of an alternative forum) for certain types of litigation involving the Company and its directors, officers and employees, which litigation, if the Company were subject to actions, claims or proceedings relating thereto in other or multiple jurisdictions, may be, among other things, needlessly duplicative, costly or time consuming, or otherwise detrimental to the Company and its affairs.

The foregoing is only a summary of the principal features of the Amendment and is qualified in its entirety by reference to the Amendment, which is included as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01 Other Events.

On April 10, 2017, Xcerra and Parent issued a press release announcing their entry into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On April 10, 2017, Xcerra delivered a presentation to Xcerra’s employees. A copy of the presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On April 9, 2017, Xcerra delivered a presentation to certain members of Xcerra’s sales team. A copy of the presentation is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

On April 10, 2017, Xcerra delivered an “Employee Frequently Asked Questions” document to Xcerra’s employees. A copy of the document is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

On April 10, 2017, a representative of Xcerra sent an email to Xcerra’s employees announcing the Merger Agreement. A copy of the email is attached hereto as Exhibit 99.5 and is incorporated herein by reference.

On April 10, 2017, a representative of Xcerra sent an email to Xcerra’s customers announcing the Merger Agreement. A copy of the email is attached hereto as Exhibit 99.6 and is incorporated herein by reference.

On April 10, 2017, a representative of Xcerra sent an email to Xcerra’s representatives announcing the Merger Agreement. A copy of the email is attached hereto as Exhibit 99.7 and is incorporated herein by reference.

On April 10, 2017, a representative of Xcerra sent an email to Xcerra’s vendors announcing the Merger Agreement. A copy of the email is attached hereto as Exhibit 99.8 and is incorporated herein by reference.

On April 10, 2017, Xcerra delivered a Communications Messaging Framework to certain of its managers. A copy of the Communications Messaging Framework is attached hereto as Exhibit 99.9 and is incorporated herein by reference.

Forward Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Xcerra Corporation (“Xcerra”) and Unic Capital Management Co., Ltd. (“Parent”) and the ability to consummate the transaction. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction or the failure to timely or at all obtain any required regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) or from the Committee on Foreign Investment in the United States (CFIUS); uncertainties as to the timing of the consummation of the transaction and the ability of each of Xcerra and Parent to consummate the transaction, including as a result of the failure of Parent to obtain or provide on a timely basis or at all the necessary financing; risks that the transaction disrupts the current plans and operations of Xcerra; the ability of Xcerra to retain and hire key personnel; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Xcerra’s most recent Annual Report on Form 10-K, and Xcerra’s more recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Xcerra can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Xcerra undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Participants in the Solicitation

Xcerra and its directors and executive officers and certain of its other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Xcerra’s directors and executive officers is included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on September 16, 2016, and the proxy statement for Xcerra’s 2016 annual meeting of stockholders, filed with the SEC on October 28, 2016. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

This filing is being made in respect of the proposed transaction involving Xcerra and Parent. Xcerra intends to file with the SEC a proxy statement in connection with the proposed transaction as well as other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Xcerra and will contain important information about the proposed transaction and related matters. XCERRA’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Xcerra with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Xcerra will be able to obtain free copies of the proxy statement from Xcerra by contacting Investor Relations by mail at Attn: Investor Relations, 825 University Avenue, Norwood, Massachusetts 02062.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of April 7, 2017, by and among Unic Capital Management Co., Ltd., China Integrated Circuit Industry Investment Fund Co., Ltd. and Xcerra Corporation

3.1	Amendment to the By-Laws of Xcerra Corporation, dated April 7, 2017

99.1	Joint Press Release of Unic Capital Management Co., Ltd. and Xcerra Corporation, dated April 10, 2017

99.2	Presentation delivered to Xcerra’s employees, dated as of April 10, 2017

99.3	Presentation delivered to Xcerra’s sales team, dated as of April 9, 2017

99.4	Employee Frequently Asked Questions, dated as of April 10, 2017

99.5	Email to Xcerra employees, dated as of April 10, 2017

99.6	Email to Xcerra customers, dated as of April 10, 2017

99.7	Email to Xcerra representatives, dated as of April 10, 2017

99.8	Email to Xcerra vendors, dated as of April 10, 2017

99.9	Communications Messaging Framework, dated as of April 10, 2017

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Xcerra agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 10, 2017

Xcerra Corporation

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of April 7, 2017, by and among Unic Capital Management Co., Ltd., China Integrated Circuit Industry Investment Fund Co., Ltd. and Xcerra Corporation

3.1	Amendment to the By-Laws of Xcerra Corporation, dated April 7, 2017

99.1	Joint Press Release of Unic Capital Management Co., Ltd. and Xcerra Corporation, dated April 10, 2017

99.2	Presentation delivered to Xcerra’s employees, dated as of April 10, 2017

99.3	Presentation delivered to Xcerra’s sales team, dated as of April 9, 2017

99.4	Employee Frequently Asked Questions, dated as of April 10, 2017

99.5	Email to Xcerra employees, dated as of April 10, 2017

99.6	Email to Xcerra customers, dated as of April 10, 2017

99.7	Email to Xcerra representatives, dated as of April 10, 2017

99.8	Email to Xcerra vendors, dated as of April 10, 2017

99.9	Communications Messaging Framework, dated as of April 10, 2017

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Xcerra agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.